EXHIBIT 5

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103

               September 3, 2003

Alkermes, Inc.
88 Sidney Street
Cambridge, Massachusetts 02139

               Re:  Registration Statement on Form S-1 for Alkermes, Inc.

Ladies and Gentlemen:

               We have acted as counsel to Alkermes, Inc., a Pennsylvania corporation (the “Company”), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of (i) $100,000,000 principal amount of its 2½% Convertible Subordinated Notes due 2023 (the “Firm Notes”) and $25,000,000 principal amount of its 2½% Convertible Subordinated Notes due 2023 that the initial purchaser has an option to purchase under a Purchase Agreement dated August 19, 2003 (the “Purchase Agreement”) between the Company and U.S. Bancorp Piper Jaffray Inc. described therein (the “Option Notes” and collectively with the Firm Notes, the “Notes”) and (ii) 9,025,275 shares of the Company’s common stock, par value $.01 share (the “Common Stock”), issuable upon conversion of the Notes (the “Conversion Shares”), or, if the Notes are not converted and the Company exercises right to repurchase the Notes for stock as set forth in the Indenture (defined below), 10,627,530 shares of the Company’s Common Stock which may be issuable upon a repurchase event under the Indenture, assuming a market value of the Common Stock of $13.00 per share (the “Repurchase Shares”), and 506,073 shares of the Company’s Common Stock which may be issuable under the Indenture to satisfy the three-year interest make-whole payment, assuming a market value of the Common Stock of $19.00 per share (the “Make-Whole Shares” and, together with the Conversion Shares and the Repurchase Shares, the “Shares”), all of which are to be sold by certain holders of the Notes or the Shares as described in the Registration Statement (the “Selling Securityholders”). The Firm Notes were, and the Option Notes may be, issued under an Indenture dated as of August 22, 2003 (the “Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Third Amended and Restated Articles of Incorporation, as amended, of the Company (the “Articles”), (iii) the Purchase Agreement, (iv) the Indenture, and (v) the form of the Notes. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth, including the Company’s By-Laws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Notes and the Shares and statements from certain officers of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

               Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

               1.     The Firm Notes are legally issued and binding obligations of the Company. The Option Notes when issued, executed and delivered in accordance with the terms of the Indenture, and when authenticated and delivered by the Trustee in accordance with the Indenture, and assuming no change in the law from the date of this opinion, will be legally issued and binding obligations of the Company.

               2.     The Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

               We express no opinion as to the law of any jurisdictions other than the law of the Commonwealth of Pennsylvania and the State of New York.

               We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP